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                                                                    EXHIBIT 10.8

                   KEY MANAGEMENT INCENTIVE COMPENSATION PLAN

                                    SUMMARY

     The Company has a Key Management Incentive Compensation Plan (the "Plan") which was implemented to provide additional incentive to the participants to achieve Company objectives. The Plan is administered under the direction of the Compensation Committee of the Board of Directors.

     For participants at profit centers, awards are based on a combination of
(I) profit center achievement of budgeted operating income objectives; (II) corporate performance as measured by after-tax returns on adjusted average equity ("ROAAE") and earnings before interest and taxes ("EBIT") returns on adjusted net assets ("ROANA"); and (III) individual performance. For participants on the Corporate staff, awards are based on corporate performance (as defined above in item (II)), except that a 10% discretionary portion is based on individual performance.

     Minimum ROAAE and ROANA levels must be achieved before any part of the corporate portion of awards is payable. As the Company's performance improves beyond the established minimums, the size of the participant's bonus increases. Total bonuses to all plan participants may not exceed 4% of EBIT.